Exhibit 4.2



                         PROMISSORY NOTE

$4,000.00                                          April 21, 1994

     FOR VALUE RECEIVED, N.W. Venture Corp., a Delaware corporation (the "Maker") promises to pay on demand to the order of Martin Rifkin, at 501 S.E. Columbia Shores Blvd., No. 350, Vancouver, Washington 98661 or at such other place or to such other party as the then holder of this Note may from time to time designate in writing, the principal sum of Four Thousand Dollars ($4,000.00), together with interest (computed for the actual number of days elapsed on the basis of a year of 365 days) in respect of the unpaid principal from the date hereof until maturity, at the rate of seven percent (7%) per annum.

     This Note may be prepaid from time to time in whole or in part without penalty or premium.

     Demand, presentment, protest and notice of non-payment and protest are hereby waived by the Maker.

     This Note shall be governed by and construed in accordance with the laws of the State of Washington.

     IN WITNESS WHEREOF, the Maker does hereby execute this Note as of the date first above written.

                                   N.W. VENTURE CORP.



                                   By: /s/Martin Rifkin
                                       Martin Rifkin,
                                       President